Exhibit 10.19

SUNCOKE ENERGY PARTNERS, L.P.

DIRECTORS’ DEFERRED COMPENSATION PLAN

ARTICLE I

Definitions

As used in this Plan, the following terms shall have the meanings herein specified:

1.1 Affiliate – shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

1.2 Board – shall mean the Board of Directors of the General Partner.

1.3 Cash Credit – shall mean the entry in a Deferred Compensation Account of a credit equal to One Dollar ($1.00).

1.4 Change in Control – shall mean the occurrence of any of the following events:

(a) any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than members of the General Partner, the Company, or an Affiliate of either the General Partner or the Company, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the voting power of the voting securities of the General Partner or the Company;

(b) the limited partners of the General Partner or the Company approve, in one transaction or a series of transactions, a plan of complete liquidation of the General Partner or the Company;

(c) the sale or other disposition by either the General Partner or the Company of all or substantially all of its assets in one or more transactions to any Person other than an Affiliate; or

(d) the General Partner or an Affiliate of the General Partner or the Company ceases to be the general partner of the Company.

1.5 Committee – shall mean the individual, individuals or committee delegated by the Board to handle the day-to-day administration of the Plan, including, but not limited to, determining a Participant’s eligibility for benefits and the amount of such benefits and complying with all applicable reporting and disclosure obligations imposed on the Plan. If the Board does not appoint an individual or entity as Committee, the Board will serve as the Committee.

1.6 Company – shall mean SunCoke Energy Partners, L.P., a Delaware limited partnership. The term “Company” shall include any successor to SunCoke Energy Partners, L.P., any subsidiary or affiliate which has adopted the Plan, or an entity succeeding to the business of SunCoke Energy Partners, L.P., or any subsidiary or affiliate by merger, consolidation, liquidation or purchase of assets or stock or similar transaction.

1.7 Compensation – shall mean all fees and retainers payable by the Company to a Participant in consideration for his or her service as a Director, whether originally payable in cash or Units.

1.8 Deferred Compensation Account – shall mean, with respect to any Participant, the total amount of the Company’s liability for payment of deferred compensation to the Participant under this Plan, including any accumulated interest, Cash Credits, Interest Equivalents, Phantom Deferred Compensation Accounts and Distribution Equivalents.

1.9 Deferred Payment Election Form – shall mean and refer to the written election by a Participant, in the form prescribed by the Committee, to voluntarily defer the payment of all or a portion of such Participant’s Compensation under this Plan pursuant to Article II hereof.

1.10 Director – shall mean a member of the Board of Directors of the General Partner.

1.11 Distribution Equivalent – shall mean the entry in any Phantom Deferred Compensation Account of a distribution credit with respect to a Phantom Unit Credit, each Distribution Equivalent being equal to the distribution paid from time to time on a Unit.

1.12 General Partner – shall mean SunCoke Energy Partners GP LLC.

1.13 Effective Date – shall mean the date immediately preceding the close of the initial public offering of Units.

1.14 Interest Equivalent – shall mean the entry in a Deferred Compensation Account of an interest credit with respect to a Cash Credit, compounded on the basis of the balance in the Participant’s Deferred Compensation Account, applying the reasonable interest factor approved by the Committee each year for such purpose.

1.15 IRC – shall mean the Internal Revenue Code of 1986, as amended.

1.16 Participant – shall mean a Director who has elected to defer the receipt of Compensation in accordance with the terms of this Plan.

1.17 Person – shall mean an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

1.18 Phantom Deferred Compensation Account – shall mean, with respect to any Participant, a subaccount of the Participant’s Deferred Compensation Account that will reflect the total amount of the Company’s liability for payment of Phantom Unit Credits to the Participant under this Plan.

1.19 Phantom Unit Credit – shall mean the notional entry in a Phantom Deferred Compensation Account of a credit with a value that corresponds to one Unit.

1.20 Plan – shall mean this Directors’ Deferred Compensation Plan, as it may be amended from time to time, and shall be effective for deferrals of Compensation pursuant to Article III and crediting of Phantom Unit Credits pursuant to Article IV.

1.21 Separation from Service – shall mean a “separation from service,” as defined under Section 409A of the IRC and Treasury Regulation §1.409A, from the Company and any entity that would be treated as a single employer with the Company under Section 414(b) or 414(c) of the IRC.

1.22 Unforseeable Emergency – shall mean a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, his spouse, his beneficiary, or his dependent (as defined under IRC Section 152(a)), (b) a loss of the Participant’s property due to casualty, or (c) any other similar extraordinary and unforeseeable loss arising from events beyond the control of the Participant, as determined by the Committee in its sole and absolute discretion and in accordance with the requirements of IRC Section 409A.

1.23 Unit – shall mean a common unit of the Company.

ARTICLE II

Voluntary Deferral of Directors’ Compensation

2.1 Election to Defer.

(a) A Participant may elect to defer all or a portion of the Compensation attributable to services to be performed by the Participant by filing a written notice of election with the Committee on the form(s) prescribed by the Committee and in accordance with the terms of this Plan.

(b) Each Participant’s deferral election form(s) shall specify:

(1) the percentage of Compensation to be deferred, determined in accordance with Section 2.2;

(2) the form of deferral, being either Cash Credits, Phantom Unit Credits, or a combination of the two and the percentage allocations of such deferrals, determined in accordance with Section 3.1;

(3) with respect to the initial deferral election only, the method of payment in accordance with Section 3.7; and

(4) the designation of a beneficiary as set forth in Article V.

2.2 Amount of Deferral. The amount of Compensation to be deferred shall be designated by the Participant as a percentage of the Director’s Compensation in multiples of five percent (5%) but shall not be less than ten percent (10%).

2.3 Time of Election.

(a) Permitted Deferral Elections. Directors may not defer Compensation paid with respect to services performed in 2012. Directors may defer Compensation paid with respect to services performed in any year after 2012, provided they follow the proper election procedures outlined in Sections 2.3(b) and (c) below.

(b) New Director Elections. Following January 1, 2013, an election to defer Compensation by a newly elected Director must be filed and received by the Committee no later than the thirty-day (30-day) period following his or her election to the Board, which election shall apply only to Compensation earned for services performed after the date of such election and such election shall apply solely with respect to the year in which such newly elected Director becomes a Director, subject to Section 3.7 as it pertains to the method of payment, which method of payment shall be determined in a Participant’s initial deferral election and shall apply to a Participant’s entire Deferred Compensation Account. An election to defer, made in accordance with this Section 2.3(b), shall be irrevocable as of such time the election is filed and received by the Committee.

(c) All Other Elections. This Section 2.3(c) shall apply with respect to all elections by Directors under this Plan, other than with respect to elections covered by Sections 2.3(b). An election to defer must be filed and received by the Committee by the end of the calendar year preceding the calendar year in which the services are performed to which the Compensation to be deferred is attributable. Any such deferral election shall apply only to Compensation attributable to services to be performed on or after the first day of the calendar year following the calendar year in which the election is received by the Committee, subject to Section 3.7 as it pertains to the method of payment, which method of payment shall be determined in a Participant’s initial deferral election and shall apply to a Participant’s entire Deferred Compensation Account. An election to defer, made in accordance with this Section 2.3(c) shall be irrevocable as of December 31 of the year preceding the calendar year in which the Participant earns the Compensation. A separate election form shall be filed for each calendar year.

ARTICLE III

Voluntary Deferred Compensation Accounts

3.1 Creation of Voluntary Deferred Compensation Accounts. Compensation deferred hereunder shall be credited to a Deferred Compensation Account established by the Company for each Participant. The Participant must elect at the time of the deferral election to convert the deferred compensation to either Cash Credits or Phantom Unit Credits, which shall be credited to a Participant’s Deferred Compensation Account as set forth in the Plan. In the sole discretion of the Committee, any number of subaccounts may be established for any Participant to facilitate record-keeping convenience and accuracy, and the Deferred Compensation Account will consist of all such subaccounts.

3.2 Crediting Phantom Unit Credits. Phantom Unit Credits shall be credited to a Participant’s Phantom Deferred Compensation Account within five (5) business days of the date on which the Compensation otherwise would have been paid or granted, as applicable, had no election to defer been made. The number of Phantom Unit Credits to be credited to the Phantom Deferred Compensation Account shall be determined by dividing the Compensation by the average closing price for Units as published in the Wall Street Journal (under the caption “New

York Stock Exchange Composite Transactions”) or any other publication selected by the Committee for the period of ten (10) trading days immediately prior to the day on which the Compensation would otherwise have been paid. Any fractional Phantom Unit Credits shall also be credited to a Participant’s Phantom Deferred Compensation Account. The number of Phantom Unit Credits in a Phantom Deferred Compensation Account shall be appropriately adjusted by the Committee in the event of changes in the Company’s outstanding common units by reason of a unit distribution, recapitalization, merger, consolidation, split-up, combination, exchange of units or the like, and such adjustments shall be conclusive. Phantom Unit Credits shall not entitle any person to the rights of a unitholder of the Company.

3.3 Crediting Cash Credits. Cash Credits shall be credited to a Participant’s Deferred Compensation Account within five (5) business days of the date on which the Compensation would otherwise have been paid or granted, as applicable, had no election to defer been made.

3.4 Crediting Distribution Equivalents. For Phantom Unit Credits, the Company shall credit the Participant’s Phantom Deferred Compensation Account with Distribution Equivalents equal to the distributions declared on Units, and with such Distribution Equivalents denominated in additional Phantom Unit Credits. The crediting shall occur within five (5) business days of the date on which said distributions are paid on Units. The number of Phantom Unit Credits to be credited to the Phantom Deferred Compensation Account shall be calculated by dividing the Distribution Equivalents by the average closing price for Units as published in the Wall Street Journal (under the caption “New York Stock Exchange Composite Transactions”) or any other publication selected by the Committee for the period of ten (10) trading days immediately prior to the day on which the distributions are paid on Units. Any fractional Phantom Unit Credits shall also be credited to a Participant’s Phantom Deferred Compensation Account.

3.5 Crediting Interest Equivalents. For Cash Credits credited to a Participant’s Deferred Compensation Account, the Company shall credit the Participant’s Deferred Compensation Account on a quarterly basis with an Interest Equivalent.

3.6 Method and Form of Payment. Participant shall receive payment in cash of all deferred compensation credited to the Participant’s Deferred Compensation Account. Phantom Unit Credits credited to the Participant’s Phantom Deferred Compensation Account shall be valued at the average closing price for Units as published in the Wall Street Journal (under the caption “New York Stock Exchange Composite Transactions”) or any other publication selected by the Committee for the period of ten (10) trading days immediately prior to the payment date designated in accordance with Section 3.7 below. In the case of a Participant’s initial deferral election only, a Participant may elect a lump-sum cash payment or a number of annual cash installments (not to exceed three) for the payment of the Participant’s entire Deferred Compensation Account (including any Distribution Equivalents and Interest Equivalents attributable thereto). Any payment election made by a Participant in connection with his or her initial deferral election under the Plan shall apply to the entire Deferred Compensation Account that may exist at the time that the Participant incurs a Separation of Service (in other words, this one-time method of payment election will apply to deferrals of Compensation that may be made in subsequent years to the year in which the election pursuant to this Section 3.6 is made). The method of payment election shall be an irrevocable election. If the Participant does not select a method of payment in his or her initial deferral election, the Participant’s entire Deferred Compensation Account will be distributed in a single lump sum cash payment.

3.7 Time of Payment.

(a) Except as provided in Section 3.7(b) or Article VII hereof, payment or settlement of the portion of a Participant’s Deferred Compensation Account attributable to Compensation deferred (including any Distribution Equivalents and Interest Equivalents attributable thereto) shall be made at, or shall commence on, January 15th of the calendar year following the calendar year in which the Participant’s Separation from Service occurs; provided, however, that in the event that the Participant is a “specified employee” within the meaning of IRC Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Separation from Service) (a “Specified Employee”), any such payment or settlement that shall result in the acceleration of, or an addition to, any taxes pursuant to IRC Section 409A shall instead be made on the first business day of the seventh month following the Participant’s Separation from Service (the “Delayed Payment Date”). Any successive annual installment payments, if applicable, shall be made on January 15th of each such successive year. If a Participant elected annual installments pursuant to Section 3.6, (x) the amount of the first payment shall be a fraction of the balance in the Participant’s Deferred Compensation Account as of the payment date, the numerator of which is one and the denominator of which is the total number of annual installments elected, and (y) the amount of each subsequent payment shall be a fraction of the balance in the Participant’s Deferred Compensation Account as of each subsequent payment date, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

(b) In the event of the Participant’s death prior to the final payment of all amounts credited to his or her Deferred Compensation Account, the balance of his or her Deferred Compensation Account shall be paid in accordance with Article V, on the date that is thirty (30) days after the Participant’s death.

(c) Upon application by the Participant, the Committee, in its sole discretion, may direct payment of all or a portion of the Participant’s Deferred Compensation Account balance prior to his Separation of Service in the event of an Unforeseeable Emergency. Any such application will set forth the circumstances constituting such Unforeseeable Emergency. The Committee will determine whether to grant an application for a distribution on account of an Unforeseeable Emergency in accordance with guidance issued pursuant to IRC Section 409A. Specifically, the amount distributable on account of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the need (plus any taxes resulting from the distribution). A distribution on account of an Unforeseeable Emergency may be made only to the extent that the Participant’s need cannot be met through insurance reimbursements, the liquidation of other assets (but only if such liquidation would not itself cause a hardship), or by cessation of deferrals under the Plan. However, the determination of an Unforeseeable Emergency is not required to take into account additional compensation that could be paid to the Participant, but which has not actually been paid, under any other nonqualified deferred compensation plan in which the Participant participates. A Participant who takes an Unforeseeable Emergency distribution pursuant to this Section 3.7(c) will have his deferrals under this Plan suspended for the remainder of the Plan year in which such Unforeseeable Emergency distribution occurs.

3.8 Overpayment and Underpayment of Benefits. The Committee may adopt, in its sole discretion, whatever rules, procedures and accounting practices are appropriate in providing for the collection of any overpayment of benefits under this Article III. If a Participant or beneficiary receives an underpayment of benefits, the Committee will direct that payment be made as soon as practicable to make up for the underpayment. If an overpayment is made to a Participant or beneficiary, for whatever reason, the Committee may, in its sole and absolute discretion, withhold payment of any further benefits under the Plan until the overpayment has been collected or may require repayment of benefits paid under this Plan without regard to further benefits to which the Participant or beneficiary may be entitled.

ARTICLE IV

Discretionary Company Contributions

4.1 Crediting Phantom Unit Credits. If the Committee elects to do so in its sole discretion, prior to the year for which the amount will be credited in conjunction with either the Participant’s election or re-election to the Board, a yearly dollar amount (“Yearly Credit”) will be credited to a Participant’s Phantom Deferred Compensation Account in the form of Phantom Unit Credits. The number of Phantom Unit Credits credited to a Participant’s Phantom Deferred Compensation Account shall be determined by dividing the Yearly Credit by the average closing price for Units as published in the Wall Street Journal (under the caption “New York Stock Exchange Composite Transactions”) or any other publication selected by the Committee for the period of ten (10) trading days immediately prior to the Company’s annual meeting. Any fractional Phantom Unit Credits shall also be credited to a Participant’s Phantom Deferred Compensation Account.

4.2 Crediting Distribution Equivalents. Any Yearly Credits converted into Phantom Unit Credits will receive Distribution Equivalents in the same manner and under the same terms and conditions as set forth in Section 3.4 above.

ARTICLE V

Beneficiaries

5.1 Designation of Beneficiary. The Participant shall name one or more beneficiaries and contingent beneficiaries to receive any payments due Participant at the time of death. No designation of beneficiaries shall be valid unless in writing signed by the Participant, dated and filed with the Committee during the lifetime of such Participant. A properly executed subsequent beneficiary designation will cancel all beneficiary designations signed and filed earlier under this Plan, and such new beneficiary designation shall be applied to all amounts previously credited to the Participant’s Deferred Compensation Account, as well as to any amounts to be credited to such Participant’s Deferred Compensation Account, prospectively. In case of a failure of designation, or the death of the designated beneficiary without a designated successor, distribution shall be paid in one lump sum to the estate of the Participant.

5.2 Spouse’s Interest. The interest in any amounts hereunder of a spouse who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

5.3 Survivor Benefits. In the event of a Participant’s death, any balances in the Participant’s Deferred Compensation Account shall be paid in a lump sum to the designated beneficiary(ies) in accordance with Section 3.7.

ARTICLE VI

Source of Payments

All payments of deferred compensation pursuant to this Plan shall be paid from the general funds of the Company and the Company shall be under no obligation to segregate any assets in connection with the maintenance of a Deferred Compensation Account, nor shall anything contained in this Plan nor any action taken pursuant to the Plan create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and Participant. Title to the beneficial ownership of any assets, whether cash or investments, which the Company may designate to pay the amount credited to the Deferred Compensation Account shall at all times remain in the Company and Participant shall not have any property interest whatsoever in any specific assets of the Company. Participant’s interest in the Deferred Compensation Account shall be limited to the right to receive payments pursuant to the terms of this Plan and such rights to receive payments shall be no greater than the right of any other unsecured general creditor of the Company.

ARTICLE VII

Change in Control

7.1 Effect of Change in Control on Payment. Upon the occurrence of a Change in Control (provided that the Change in Control is also a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation” for purposes of IRC Section 409A, and the regulations issued thereunder), the balance of a Participant’s Deferred Compensation Account, determined as of the valuation date immediately preceding the Change in Control (with any Phantom Unit Credits valued based on the average closing price for Units as published in the Wall Street Journal (under the caption “New York Stock Exchange Composite Transactions”) or any other publication selected by the Committee for the period of ten (10) trading days immediately prior to the Change in Control), shall be distributed to the Participant in a single lump sum payment.

7.2 Amendment on or after Change in Control. On or after a Change in Control, or in the six (6) month period before, but in connection with, a Change in Control, no action, including by way of example and not of limitation, the amendment, suspension or termination of the Plan, shall be taken which would adversely affect the rights of any Participant or the operation of this Article VII with respect to the balance in the Participant’s accounts immediately before such action.

7.3 Attorney’s Fees. The Company shall pay all legal fees and related expenses incurred by or with respect to a Participant during his lifetime or within ten (10) years after his death in seeking to obtain or enforce any payment, benefit or right such Participant may be entitled to under the Plan after a Change in Control. Reimbursement shall be made on or before the close of the calendar year following the calendar year in which the expense was incurred. The amount of expenses eligible for reimbursement under this provision in one calendar year may not affect the amount of expenses eligible for reimbursement under this provision in any other calendar year. The Participant (or the Participant’s representative) shall reimburse the Company for such fees and expenses at such time as a court of competent jurisdiction, or another independent third party having similar authority, determines that the Participant’s (or the Participant’s representative’s) claim was frivolously brought without reasonable expectation of success on the merits thereof.

ARTICLE VIII

Amounts Taxable under IRC Section 409A

Upon a determination that any amounts deferred under the Plan are included in the gross income of a Participant pursuant to IRC Section 409A, as amended, and the regulations issued thereunder, such amounts shall be distributed to the Participant.

ARTICLE IX

Nonalienation of Benefits

Participant shall not have the right to sell, assign, transfer or otherwise convey or encumber in whole or in part the right to receive any payment under this Plan except in accordance with Article V.

ARTICLE X

Acceptance of Terms

The terms and conditions of this Plan shall be binding upon the heirs, beneficiaries and other successors in interest of Participant to the same extent that said terms and conditions are binding upon the Participant.

ARTICLE XI

Administration of the Plan

The Plan was adopted by the General Partner on behalf of the Company, to become effective on the Effective Date. The Plan shall be administered by the Committee unless the Board chooses to administer the Plan itself. The Committee may make such rules and regulations and establish such procedures for the administration of this Plan as it deems appropriate. In the event of any dispute or disagreements as to the interpretation of this Plan or of any rule, regulation or procedure or as to any questioned right or obligation arising from or related to this Plan, the decision of the Committee shall be final and binding upon all persons. In the event that a member of the Committee is also a Participant, that Committee member may participate in decisions that will impact or affect the Participant population of this Plan as a whole, but must recuse himself from any decision-making process that would result in an advantageous change, modification or amendment solely to his own accounts or rights pursuant to this Plan.

ARTICLE XII

Termination and Amendment

The Plan may be terminated at any time by the Board and may be amended at any time by the Committee; provided, however, that no such amendment or termination shall adversely affect the rights of Participants or their beneficiaries with respect to amounts credited to Deferred Compensation Accounts prior to such amendment or termination, without the written consent of the Participant.

ARTICLE XIII

Construction

In the case any one or more of the provisions contained in this Plan shall be invalid, illegal or unenforceable in any respect the remaining provisions shall be construed in order to effectuate the purposes hereof and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

ARTICLE XIV

Governing Law

This Plan shall be construed in accordance with and governed by the laws of the State of Delaware.